Exhibit 99.1

New York, United States, October 1, 2025

Flutter Entertainment plc (the “Company”)

Total Voting Rights

In accordance with DTR 5.6.1 of the UK Financial Conduct Authority’s Disclosure Guidance and Transparency Rules (DTR), the Company confirms that the total number of ordinary shares in issue as at September 30, 2025 was 175,899,661 with a nominal value of €0.09 each, with each share carrying the right to one vote.

The figure which may be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in the Company under the UK Financial Conduct Authority’s Disclosure Guidance and Transparency Rules, therefore is 175,899,661.

Edward Traynor

Company Secretary

Flutter Entertainment plc